Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Benson Hill, Inc. 2022 Employee Stock Purchase Plan, of our report dated December 22, 2021, with respect to the October 31, 2020 and 2019 financial statements of ZFS Creston, LLC, which is included in Benson Hill, Inc.’s Form 8-K/A filed on March 16, 2022.

/s/ Crowe LLP
Indianapolis, Indiana
July 21, 2022